Yield10 Bioscience Appoints Richard W. Hamilton, Ph.D. to the Board of Directors
Woburn, Mass., March 2, 2017 - Yield10 Bioscience, Inc. (NASDAQ:YTEN) today announced that it has appointed Richard W. Hamilton, Ph.D. to its Board of Directors, effective immediately. Dr. Hamilton brings more than 20 years of experience in agricultural biotechnology, genomics and finance to Yield10’s board. Dr. Hamilton will serve on the Audit Committee and the Compensation Committee. Yield10 Bioscience is focused on developing proprietary, breakthrough technologies to create step-changes in yield for major food and feed crops to enhance global food security.

“Bringing Richard on to the Yield10 Board reflects our commitment to recruit a director with executive expertise in the agricultural biotech industry,” said Oliver Peoples, Ph.D., President and Chief Executive Officer of Yield10. “Richard’s background includes an extensive track record leading an agricultural biotechnology company as well as broad expertise in finance and operations. In addition, Richard has experience structuring alliances and providing traits to major agricultural players and has a network of connections in the global agricultural sector. We look forward to his contributions as we discover and develop novel yield traits for crops.”
“Yield10 has assembled a unique technology platform based on metabolic engineering for improving crop yield and has demonstrated promising results using this approach,” said Richard Hamilton.  “In particular by using genes from microbes and algae not present in the genomes of crop plants, they are bringing new metabolic capabilities to enhance carbon capture and seed yield simply not available through traditional crop breeding. This mirrors the approach and, we hope the success, of the pioneers in agricultural biotech who developed herbicide, pesticide and, more recently, drought tolerance traits, all of which have been based on microbial genes. The broad translation of those traits into a wide range of commercial crops forms the basis of the current 444 million acre, $20 billion agricultural biotechnology sector.  I look forward to working with the board and management team to navigate the opportunities and challenges of developing new yield traits for crops and establishing Yield10 as a leading discovery company in the agricultural biotechnology space”
From 2002 to 2016, Dr. Hamilton served as Chief Executive Officer and as a member of the board of directors at Ceres, Inc., an agricultural biotechnology company that developed and marketed seeds and traits to produce crops for animal feed, sugar and other markets. From 1998 to 2002, he served as Chief Financial Officer of Ceres. In 2016, Ceres was acquired by Land O’Lakes. From 1996 to 1998, Dr. Hamilton was a Principal at Oxford Bioscience Partners, one of the leading investors in the genomics field and a founder of Ceres. He was an Associate at Boston-based MVP Ventures from 1993 to1996. From 1990 to 1992, he was a Howard Hughes Medical Institute Research Fellow at Harvard Medical School. Dr. Hamilton holds a Ph.D. in molecular biology from Vanderbilt University and a B.S. in biology from St. Lawrence University.
The Company also announced today that Celeste Beeks Mastin has stepped down from the Board of Directors, effective immediately.
Dr. Peoples commented, “On behalf of the Board and management team, we thank Celeste for her leadership and many contributions over the past five years, and wish her every success in her future endeavors.”
About Yield10 Bioscience

Yield10 Bioscience, Inc. is focused on developing disruptive technologies for producing step-change improvements in crop yield to enhance global food security. Yield10 is leveraging an extensive track record of innovation based around optimizing the flow of carbon intermediates in living systems. By working on new approaches to improve fundamental elements of plant photosynthetic efficiency and optimizing carbon metabolism to direct more carbon to seed production, Yield10 is advancing several yield traits it has developed in crops such as Camelina, canola, soybean and corn. Yield10 is based in Woburn, MA.

For more information visit www.Yield10bio.com
(YTEN-G)

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding the progress of Yield10 Bioscience, Inc., constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience’s filings with the Securities and Exchange Commission. Yield10 Bioscience assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
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